January 20, 1997

Mr. Melvin R. Seiler
2 East Meadow Road
Wilton, CT 06897

Dear Mel:

      This agreement will serve to confirm the terms and conditions under which we will be accepting your resignation as Executive Vice President and Chief Operating Officer.

      1. Resignations. Effective June 30, 1997 or such earlier date as shall be mutually agreed (hereinafter the "Termination Date") you will be resigning as Executive Vice President and Chief Operating Officer and member of the Board and any other officerships or directorships of Micro Warehouse, Inc. or any of its affiliates, sister companies or subsidiaries (hereinafter "the Company").

      2. Employment Agreement. Your Employment Agreement dated as of January 1, 1995 will be deemed terminated as of the Termination Date. You shall be eligible to receive any 1996 or, on a pro-rata basis through the Termination Date, any 1997 bonus available to you pursuant to your Employment Agreement or otherwise. Through the Termination Date you shall be paid your current salary and receive all benefits provided by your Employment Agreement. All of the Company's employment policies will be applicable to you. We acknowledge that you are an employee of Micro Warehouse, Inc. of Ohio and we shall continue through the Termination Date to reimburse you for the difference between the taxes withheld from your salary and the amount which would have been withheld had you been paid as an employee of Micro Warehouse, Inc.

      3. Benefits. For a period of twelve (12) months subsequent to the Termination Date you shall continue to receive
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all benefits provided to you as of said date including but not limited to payment of the premiums attributable to the cost of your current life and disability insurance policies. Subsequent to the Termination Date you shall not be reimbursed for any Blue Cross/Blue Shield premiums currently being paid by the Company.

      4. Duties. In addition to your regular duties as Executive Vice President and Chief Operating Officer you shall also assist in the transition arising out of the Company's hiring of any person to assume all or any portion of your responsibilities. You shall continue to report to Chip Lacy, President and Chief Executive Officer.

      5. Stock Options. Schedule B-1 sets forth, inter alia, stock options already granted to you which may be exercised by you on or prior to December 31, 1998. Schedule B-1 also sets forth stock options granted to you which as of the date of this agreement have not yet vested. We confirm that we will not forfeit these options and deem these options vested as of the date indicated on Schedule B-1 and that they may be exercised by you on or prior to December 31, 1998. Said Schedule B-1 also sets forth other stock options granted to you which are deemed forfeited and of no further force and effect. You will not be eligible to receive any further stock options or otherwise participate in any deferred compensation programs notwithstanding the possibility that the Company might provide the same participation to other comparably compensated employees.

      6. Repayment of Incentive Compensation. You acknowledge that you have received incentive compensation attributable to the 1995 year in the gross amount of $612,000.00. You shall be required to repay to us the amount of $398,535.68 (representing the net amount paid to you after withholding of requisite taxes from the same) on or prior to December 31, 1996. It is agreed that you shall be permitted to repay the same by delivering to the Company a full recourse promissory note in the form of Exhibit A.

      7. Indemnification. We confirm that the Indemnification


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Agreement between you and the Company dated as of January 25, 1994 is in full force and effect.

      8. Release.

            (a) As consideration for the Company to enter into this agreement and as consideration for the covenants contained herein, subject to the immediately following sentence, you irrevocably and unconditionally release, remit, acquit and forever discharge the Company, its officers, directors, shareholders, agents, employees, representatives, attorneys, parents, divisions, subsidiaries, affiliates, related companies or entities, successors and assigns and the officers, executives, directors, shareholders, agents and employees of any and all of the Company's parents, divisions, subsidiaries, affiliates, related companies or entities, successors or entities (separately or collectively, the "Released Parties"), jointly and individually, from any and all claims, charges, complaints, expenses and causes of action of any nature or kind whatsoever, known or unknown, which you, your heirs, successors or assigns have or may have against the Released Parties based upon, related to or arising out of your employment with the Company through the date hereof, including, but not limited to, claims, charges, complaints, liabilities, losses, obligations, demands, damages, costs, expenses and causes of action relating to the terms, conditions, commencement, duration or termination of your employment, or claims of discrimination under any federal, state or local law, rule, regulation or common law, whether such claims are past or present, whether they arise from equity, common law or statute, and whether they arise from labor laws or discrimination laws, such as the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.1981, the Equal Pay Act, as amended, the Americans with Disabilities Act, or any other federal, state or local law, rule or regulation. This release is intended to cover all possible relief, including, but not limited to, reinstatement, wages, back pay, front pay, vacation pay, bonuses or incentive compensation, supplemental or other retirement benefits, perquisites, compensatory damages, punitive damages, damages for


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

pain or suffering, and attorneys' fees, provided, however, that nothing in this agreement will limit or otherwise affect any right you may have to indemnification under the Company's Articles of Incorporation, By Laws or any insurance policy in effect as of the termination of your employment with the Company or pursuant to Article 6 hereof. In addition, if the Company complies with its obligations hereunder, you agree you will not be entitled to any benefit from any claim or proceeding filed by you or on your behalf with any agency or court which is within the scope of this agreement or which goes to the validity of any provision of this agreement.

            (b) Effective as of the Termination Date, the releases provided for in Paragraph 8(a) will, without further action, be automatically extended to the Termination Date (except the same will not cover any breach of this agreement by the Company).

            (c) The releases under this Paragraph 8 are intended to cover all possible rights, obligations and liabilities, including any such rights, obligations or liabilities based upon, relating to or arising from any claim which goes to the validity of any provision of this agreement, other than a claim for any breach of this agreement. (d) You acknowledge that you have been given a period of at least 21 days to review and consider this agreement before signing it, and that you understand that you may use as much of the 21-day period as you wish prior to signing.

      9. Covenant Not to Compete.

            (a) In consideration for the Company's undertakings described in this agreement and the payments set forth in sub-paragraph (b) hereinbelow, you hereby covenant and agree that for a period of eighteen (18) months subsequent to the Termination Date (the "Non-Compete Period"), you shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become


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

associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); provided, however, that the foregoing shall not prevent you from (i) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if your services are restricted to employment in such other lines of business; or (ii) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than one percent (1%) of any class or type of securities of, or interest in, such Business. The term "Competitive Business" shall mean and include any business or activity that is substantially the same as, or related to any business or activity conducted by the Company, regardless of where such Competitive Business is located.

      (b) In partial consideration for the Covenant not to Compete in sub-paragraph 9(a) hereinabove the Company shall pay you the gross amount of Twenty Thousand Dollars ($20,000) per month for eighteen (18) months (less any taxes required to be withheld), which amount shall be paid on or about the fifteenth (15th) of each month.

      10. Confidential Information. You acknowledge that the Company would be damaged if your knowledge with respect to the business of the Company was disclosed to or utilized by parties other than the Company. Accordingly, you covenant and agree that you will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by you and relates to such matters as budget and forecasts, customer mailing lists, data base management techniques, pricing and credit techniques,


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

marketing techniques, research and development activities, sources of product, and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by the Company or others, information required by law to be disclosed or information learned by you from third parties without restrictions on disclosure provided the same would not, if released, damage the Company.

    11. Covenant Not to Solicit. Unless you receive the prior written consent of the Company you hereby covenant and agree that, from the date hereof until the expiration on the Non-Compete Period, you shall not, for or on behalf of a Competitive Business, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent, creditor or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer account of the Company at any time or times prior to the termination of the Period of Employment, whether or not you at any time had any direct or indirect account responsibility for, or contact with, such customer account.

      12. Assignment. This agreement is not assignable, except that the Company may assign it to any successor of substantially all of the Company's business or assets. This agreement will be binding upon, and inure to the benefit of, the parties and their successors and assigns.

      13. Partial Invalidity. If any provision of this agreement is held to be invalid, void or unenforceable, the remaining provisions shall continue in full force without being impaired or invalidated in any way.

      14. Governing Law. This agreement will be governed by the laws of the State of Connecticut, without giving effect to the conflict of laws principles thereof.

      15. Entire Agreement. This agreement reflects the complete


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

agreement between the parties with respect to the subject matter hereof, and there are no written or oral understandings, promises or agreements directly or indirectly related to this letter agreement or the subject matter hereof that are not incorporated herein.

      16. Revocation Period. For a period of seven (7) calendar days following your execution of this agreement, you may revoke this agreement. This agreement will not become effective or enforceable to release any claims or rights which you may have under the Age Discrimination in Employment Act until this revocation period has expired. This agreement also will not become effective or enforceable with respect to any obligations that the Company may have hereunder until this revocation period has expired. You acknowledge and agree that if the Company satisfies any obligations hereunder that otherwise would have arisen during this revocation period as soon as practicable after the revocation period has expired, such action will constitute timely satisfaction of such obligations hereunder. You also acknowledge and agree that the benefits to you of the covenants contained herein, including, but not limited to, payments hereunder, are provided to you in exchange for the promises in this agreement, are not normally available under Company policy or practice to employees whose employment is terminated and provide for the payments of amounts to which you would not otherwise be entitled.

      17. Confidentiality and Intent to be Bound. The terms and conditions of this agreement are confidential and must not be disclosed to any person other than those who must perform tasks to effect the agreement. Notwithstanding the foregoing, the Company and you may disclose any term of this agreement to comply with applicable law. In addition, nothing contained herein shall be construed to prohibit either party from disclosing the terms and conditions of this agreement to its attorneys, accountants or bookkeepers or to any other person with whom a fiduciary relationship has been established. Both parties have read this agreement, have had the opportunity to consult with counsel, fully


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

understand the agreement's terms and conditions, and enter this agreement freely, voluntarily and intending to be legally bound hereby.

      18. Enforcement of Agreement; Liquidated Damages. You hereby acknowledge and agree that your obligations under Paragraphs 9, 10 and 11 are a material part of the consideration for this agreement and for the payments from the Company to you under Paragraph 9(b), that your failure to satisfy any of such obligations could cause irreparable harm to the Company and that the damages caused by such failure would be uncertain and difficult to measure. You further acknowledge and agree that the Company may seek injunctive relief to prevent your failure or further failure to satisfy any of such obligations, in addition to all other rights, remedies and claims that it may have under this agreement, at law or in equity. You also acknowledge and agree that, if you fail to satisfy any of your obligations under Paragraphs 9, 10 and 11, the Company will be entitled to receive as liquidated damages for such failure recovery of any amounts paid to you under this agreement after such failure, any amounts that you may have earned or received as a result of or in connection with such failure, and all costs and expenses, including fees and disbursements of counsel and other costs thereof, incurred by the Company in connection with the enforcement of such obligations.

      18. No Waiver. No failure on the part of either party at any time to require the performance by the other party of any term hereof shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term hereof shall be taken or held to be a waiver of any other term hereof or the breach thereof.

      19. COBRA Benefits. You acknowledge that the Company will have no obligation to pay directly or reimburse you for any COBRA payments due after 12 months subsequent to the Termination Date.


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

      If you agree to and accept the terms and conditions of this agreement, please sign both copies hereof in the space provided below, retain one copy for your records and return the other copy to the undersigned.

                                       Very truly yours,

                                       MICRO WAREHOUSE, INC.


                                       By: ________________________________
                                       Name:  Linwood A. Lacy, Jr.
                                       Title: President & Chief Executive
                                              Officer

Agreed to and accepted on
the date first above written:


______________________________
Melvin R. Seiler
Date Signed: January 20, 1997


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

                                 SCHEDULE B-1 TO
                     LETTER AGREEMENT WITH MELVIN R. SEILER
                          DATED AS OF JANUARY 20, 1997

Stock options already granted to you and already vested which may be exercised pursuant to Paragraph 5 on or prior to December 31, 1998:

1. 18,000 options @ $11.38 granted on 6/21/93 per agreement dated November 12, 1993 (copy attached).

2. 10,729 options @ $30.125 granted on 1/19/95 per agreement dated February 6, 1995 (copy attached).


Stock options already granted to you, not vested as of 12/13/96, which shall be deemed vested as of the dates indicated and available for exercise pursuant to Paragraph 5 on or prior to December 31, 1998:

1. 17,500 options @ $32.00 granted 1/19/96 per agreement dated February 8, 1996 vesting January 19, 1997 (copy attached).

2. 10,000 options @ $11.38 granted on 6/21/93 per agreement dated November 12, 1993 vesting June 21, 1997.

Stock Options deemed forfeited pursuant to Paragraph 5:

1. 17,500 options @ $32.000 granted 1/19/96 per agreement dated February 8, 1996 vesting January 19, 1998.

2. 12,000 options @ $11.38 granted on 6/21/93 per agreement dated November 12, 1993 vesting June 21, 1998.


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